Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 11, 2019, except for Note 18 which is dated August 1, 2019 with respect to the consolidated financial statements of E-Home Household Service Holdings Limited, for the years ended June 30, 2018 and 2017, in the Registration Statement (Form F-1) of E-Home Household Service Holdings Limited and the related Prospectus of E-Home Household Service Holdings Limited filed with the Securities and Exchange Commission.

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

Sugar Land, Texas

August 26, 2019